Exhibit 99.1
PRESS RELEASE
Contact:
Jack Howarth, Vice President, Investor Relations
908-429-8350
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS AMENDS STRATEGIC ALLIANCE FOR REMOXY® IN
EUROPE
•	$5 MILLION CASH PAYMENT REDUCES ROYALTY RATE TO 10%

•	REMOXY® NDA RESUBMISSION ON TRACK FOR Q4 2010
BRISTOL, TENNESSEE, June 29, 2010 — King Pharmaceuticals, Inc. (NYSE:KG) announced today a modification to its strategic alliance with Pain Therapeutics, Inc. (NASDAQ:PTIE) for REMOXY®. The move signals a desire to target Europe’s small and growing market for strong pain medications.
King and Pain Therapeutics believe the target market for strong pain medication in Europe is smaller than the U.S. market for similar drugs. To accommodate a cohesive commercial strategy for REMOXY® outside the U.S., King and Pain Therapeutics have amended a royalty term of their strategic alliance. Pain Therapeutics will now receive a flat royalty rate of 10% on net sales of REMOXY® outside the U.S. in exchange for a one-time payment of $5 million dollars from King to be made in July 2010. The original agreement called for a royalty rate of 15% of net sales; with a provision to increase to 20% should certain net sales benchmarks be met. King also gained certain undisclosed rights related to the development of other opioid products covered by the collaboration agreement. Pain Therapeutics’ royalty rate in the U.S. and potential milestone payments from King remain unchanged.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. An S&P 500 Index company, King seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the its focus on specialty-driven markets, particularly neuroscience and hospital. King’s wholly owned subsidiary, Alpharma, LLC, is also a leader in the development, registration, manufacture and marketing of pharmaceutical products for food producing animals.
About REMOXY®
REMOXY® is a strong painkiller with a unique formulation designed to reduce potential risks of unintended use. King is developing REMOXY® and three other abuse-resistant painkillers pursuant to a strategic alliance with Pain Therapeutics, Inc. King has sole responsibility for the commercialization of REMOXY® worldwide, except for Australia and New Zealand.

Forward-Looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the Company’s plans to resubmit to the U.S. Food and Drug Administration the New Drug Application for Remoxy®. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. An important factor that may cause actual results to differ materially from the forward-looking statements is the high cost and uncertainty of research, clinical trials, and other development activities. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the quarter ended March 31, 2010, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.
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EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620